EXHIBIT 10.11
EMPLOYMENT AGREEMENT

(AS AMENDED MACRH 7, 2012)

CHYRON CORPORATION (the “Company”) and KATHY POWER (“Employee”) agree to enter into this EMPLOYMENT AGREEMENT dated as of March 7, 2012 as follows:

1.	Employment.

(a)	The Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.

(b)	Employee’s employment is conditioned upon the verification of Employee’s eligibility to be employed in the United States and Employee’s execution of the Chyron Corporation Confidentiality Agreement.

(c)	Employee certifies that the information she has provided the Company in connection with her application for employment is true and complete.

(d)	Employee confirms that she is not subject to any contracts or agreements that would restrict her ability to start working at the Company or to perform any of her primary job duties.

2.	Term of Employment.

(a)
The period of Employee’s employment under this Agreement shall begin as of August 30, 2011 (the “Effective Date”) and shall continue until December 31, 2013 (the “Initial Term”) and shall be renewed automatically for successive one-year periods (a “Renewal Term”) unless, at least ninety (90) days before the end of the Initial Term or any subsequent Renewal Term, either party gives notice to the other of her or its desire not to continue Employee’s employment with the Company.

(b)	Notwithstanding anything in this Agreement, Employee’s employment may be terminated by the Company or by Employee at any time for any reason in accordance with Section 5 below.

(c)	As used in this Agreement, the phrase “Employment Term” refers to Employee’s period of employment from the date of this Agreement until the date his employment is terminated.

3.	Duties and Responsibilities.

(a)
The Company shall employ Employee as its SVP, Worldwide Sales & Professional Services.  In such capacity, Employee shall perform the customary duties and have the customary responsibilities of such position.

(b)	Employee agrees to faithfully serve the Company and perform the duties under this Agreement to the best of her abilities.

(c)	Employee will regularly perform her duties under this Agreement for a minimum of five (5) days each week.

(d)
Employee’s principal place of employment will be her residence in Walpole, Massachusetts (or such other location where she maintains her primary residence); provided, however, that Employee understands and agrees that she will be required to travel regularly both within and without the United States in connection with the performance of her duties and responsibilities.

(e)
Employee agrees (i) to comply with all applicable laws, rules and regulations; (ii) to comply with the Company’s rules, procedures, policies, requirements, and directions; and (iii) not to engage in any other business or employment without the written consent of the Company except as otherwise specifically provided herein.

4.	Compensation and Benefits.

The Company shall pay Employee the following compensation and benefits during the Employment Term:

(a)
Base Salary.  Commencing as of December 5, 2011, the Company shall pay Employee a base salary at the annual rate of $270,000 per annum or such higher amount as may be determined from time to time by the Company (“Base Salary”).  Such Base Salary shall be payable biweekly every other Wednesday, with full-time exempt status..

(b)	Commissions. Employee shall be eligible to receive commissions in accordance with the terms and conditions set forth in the sales incentive plan established for Employee by the Company.

(c)
Benefit Plans and Fringe Benefits.  Employee shall be eligible to participate in or receive benefits under any 401(k) savings plan, life insurance plan, short-term disability plan, long term disability plan, supplemental and/or incentive compensation plans, or any other employee benefit or fringe benefit plan, generally made available by the Company to regular full-time employees in accordance with the eligibility requirements of such plans and subject to the terms and conditions set forth in this Agreement.

(d)	Time Off. Employee will be entitled to vacation, sick, and holidays each year in accordance with the policies set forth in the US Employee Handbook.

(e)
Expense Reimbursement.  The Company shall reimburse Employee for the ordinary and necessary business expenses incurred by Employee in the performance of the duties under this Agreement in accordance with the Company’s customary practices, provided that such expenses are incurred and accounted for in accordance with the Company’s Corporate Travel & Expense Reimbursement Policy.

5.	Termination of Employment.

Employee’s employment under this Agreement may be terminated under any of the circumstances set forth in this Section 5.  Upon termination, Employee (or her beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 6 below.

(a)	Death. Employee’s employment shall terminate upon Employee’s death.

(b)
Total Disability.  The Company may terminate Employee’s employment upon her becoming “Totally Disabled”.  For purposes of this Agreement, Employee shall be “Totally Disabled” if Employee is physically or mentally incapacitated so as to render Employee incapable of performing the essential functions of his position under this Agreement without reasonable

(c)

accommodation.  Employee’s receipt of disability benefits under the Company’s long-term disability plan, if any, or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of Employee’s receipt of such long-term disability benefits or Social Security benefits, the Board may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Employee is Totally Disabled.

Termination by the Company for Cause.  The Company may terminate Employee’s employment for “Cause” at any time after providing written notice to Employee.  For purposes of this Agreement, the term “Cause” shall mean any of the following:  (i) conviction of a crime (including conviction on a nolo contendere plea) involving the commission by Employee of a felony or of a criminal act involving, in the good faith judgment of  the Company, fraud, dishonesty, or moral turpitude but excluding any conviction which results solely from Employee’s title or position with the Company and is not based on his personal conduct; (ii) deliberate and continual refusal to perform employment duties reasonably requested by the Company after thirty (30) days’ written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (iii) fraud or embezzlement determined in accordance with the Company’s normal, internal investigative procedures consistently applied in comparable circumstances to employees; (iv) gross misconduct or gross negligence in connection with the business of the Company which has a substantial adverse effect on the Company; (v) a material breach of any of the terms of this Agreement; or (vi) breach of any of the covenants set forth in Chyron Corporation Confidentiality Agreement.

(d)	Termination by the Company without Cause. The Company may terminate Employee’s employment without “Cause” at any time except as provided for below in Section 5(f).

(e)	Termination by Employee. Employee may terminate her employment under this Agreement after providing thirty (30) days’ prior written notice to the Company.

(f)
Expiration of Initial Term or Renewal Term.  In the event that either party gives written notice of non-renewal of the Initial Term or a Renewal Term, as applicable, pursuant to Section 2 above, Employee’s employment shall terminate upon the expiration of such Initial Term or Renewal Term.  Employee’s termination upon the expiration of the Initial Term or Renewal Term shall not be considered to be a termination by the Company without Cause under Section 5(d) above.

6.	Compensation Following Termination of Employment.

Upon termination of Employee’s employment under this Agreement, Employee (or her designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:

(a)
Earned but Unpaid Compensation.  The Company shall pay Employee any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued to the date of termination.

(b)	Additional Compensation Following Termination without Cause.

(i)	The Company will provide the additional compensation described in this paragraph (b) if the following requirements are met:

(A)	Employee’s employment is terminated by the Company without Cause pursuant to Section 5(d) above; and

(B)	Employee executes an agreement and general release in such form as may be provided by the Company on or after her date of termination.

(ii)	The Company shall provide Employee with the following compensation:

(A)
In the event that Employee’s employment is terminated on or before December 31, 2011, Employee will be entitled to receive severance pay in accordance with the terms of the Chyron Corporation Employees Severance Plan.

(B)
In the event that Employee’s employment is terminated on or after January 1, 2012, the Company shall continue to pay Employee Base Salary (in the same manner and rate in effect as of the date of Employee’s termination) as if she had continued in active employment until the last day of the Initial Term or Renewal Term (as applicable) subject to mitigation by you subsequent to the period stated in the Chyron Corporation Employees Severance Plan.

(c)	Other Compensation and Benefits.

(i)
Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(e) above shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

(ii)
Employee shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after his employment termination date except as specifically provided in this Agreement.

7.	Withholding of Taxes.

The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

8.	No Claim Against Assets.

Nothing in this Agreement shall be construed as giving Employee any claim against any specific assets of the Company or as imposing any trustee relationship upon the Company in respect of Employee.  The Company shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement.  Employee’s rights under this Agreement shall be limited to those of an unsecured general creditor of the Company and its affiliates.

9.	Successors and Assignment.

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.  The rights and benefits of Employee under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; provided, however, that nothing in this Section 9 shall preclude Employee from designating a beneficiary or beneficiaries to receive any benefit payable on her death.

10.	Entire Agreement; Amendment.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Employee and the Company or any of its subsidiaries or affiliated entities relating to the terms of Employee’s employment.  It may not be amended except by a written agreement signed by both parties.

11.	Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any conflicts or choice of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

12.	Notices.

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Company:

Chyron Corporation
5 Hub Drive
Melville, New York 11747
Attention: Corporate Secretary

To Employee:

Kathy Power
                  4 Chickering Lane
Walpole, MA 02185

13.	Miscellaneous.

(a)
Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b)
Separability.  If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(c)	Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d)	Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(e)
Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year set forth below.

CHYRON CORPORATION		EMPLOYEE
By:	/s/ Michael Wellesley-Wesley		/s/ Kathy Power
Name:	Michael Wellesley-Wesley
Title:	President & Chief Executive Officer	Date:	3/8/2012
Date:	3/8/2012